Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), made as of the Effective Date (as defined in Section 1.2), by and between 1300 West Bartlett Road Fee, LLC, a Delaware limited liability company (“WBF”), 2645 Federal Signal Drive Fee, LLC, a Delaware limited liability company (“FSD”), 434 Tolland Turnpike, LLC, a Massachusetts limited liability company (“TT”) (WBF, FSD and TT are sometimes referred to individually and collectively as the “Seller”) each having an office at 322 Reservoir St., Needham, MA 02494, and First Capital Real Estate Operating Partnership, L.P., a Delaware limited partnership, having an office at 410 Park Avenue 14th Floor, New York NY 10022 (the “Buyer”).

ARTICLE I

Purchase and Sale; Effective Date

Section 1.1.        Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase, at the price and upon the terms and conditions of this Agreement, the following items (collectively, the “Property”):

(i)         Those three (3) parcels of land commonly known as (1) 1300 West Bartlett Road, Elgin, IL (the “Elgin Property”); (2) 2645 Federal Signal Drive, University Park, IL (the “University Park Property”); and (3) 428 Tolland Turnpike, Manchester, CT (the “CT Property” and collectively with the Elgin Property and University Park Property, the “Land”), as more particularly described on Exhibit A, Exhibit A-1, and Exhibit A-2 annexed hereto;

(ii)        all buildings, structures, fixtures, parking areas, and other improvements located on the Land (collectively, the “Improvements”) (the Land and Improvements collectively, the “Real Property”);

(iii)       all rights and appurtenances pertaining to the Real Property, including all of Seller’s right, title and interest in and to the adjacent streets, roads, alleys, strips, gores, easements, rights of ingress or egress, rights-of-way, reversionary rights, and any other interests in, on, or to any land, highway, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining the Real Property, and any awards made or to be made in connection therewith;

(iv)       all of Seller’s right, title and interest in and to (A) all licenses, permits, certificates of occupancy, approvals, authorizations, development rights, entitlements, and consents now and/or hereafter issued to Seller by any federal, state, county or municipal authority in connection with the Real Property (collectively, the “Permits”) to the extent they are transferable and assignable, (B) all site and as-built plans, architectural plans, development related documents, engineering plans, landscape plans, architectural renderings, surveys, and environmental assessments or studies (collectively, the “Plans”), if any, that are owned by Seller and that are in Seller’s possession or control, which relate to the Real Property, (C) all contracts executed by Seller (other than the leases set forth in Section 1.1(iv)) which are binding upon or relating to the Real Property, as set forth in Schedule 1.1(iv) (collectively, the “Contracts”) to the extent they are assignable, they extend beyond the Closing (as defined in Section 7.2), and Buyer elects to assume them under Section 8.3 below, (D) all guaranties, warranties and bonds, if any, made by any contractors, subcontractors, vendors or suppliers to Seller regarding their performance or the quality of materials supplied in connection with the construction of or operation of all or any of the Real Property (collectively, the “Warranties & Guaranties”); and

(v)        all of Seller’s right, title and interest in and to the leases, and licenses, together with the addenda, supplemental agreements, amendments and modifications thereto, executed by Seller (the “Leases”) which relate to the Real Property that are in effect as of the Effective Date, as set forth on Exhibit D, together with all rents, reimbursements of real estate taxes and operating expenses and all other sums due thereunder, and all guaranties ensuring performance of the obligations under the Leases, together with all prepaid rent, security deposits and letters of credit actually paid to or received by Seller in connection with the Leases.

Section 1.2.        The “Effective Date” of this Agreement shall be April 9, 2018 for all purposes, regardless of the last date on which this Agreement is actually executed by the parties, as indicated alongside such party’s signature.

ARTICLE II

Purchase Price; Escrow

Section 2.1.        The purchase price for the Property shall be $88,665,568.00 (the “Purchase Price”), allocated as follows: Elgin Property: $35,324,230; University Park Property: $24,341,338; CT Property: $29,000,000. The Purchase Price shall be payable as follows:

(a)        Five-Hundred Thousand Dollars ($500,000.00) in cash or certificated Operating Partnership Units of Buyer (“OP Units”) within three (3) business days after the mutual execution and delivery of this Agreement, and, if cash, in immediately available wired federal funds (the “Initial Deposit”), to be held by Buyer’s counsel (the “Escrow Agent”). The value and number of the OP Units to be paid by Buyer to the Seller under this Agreement as Deposits or Extension Fees shall be calculated based on the most current net asset value of such Units on Buyer’s books at time of payment.

(b)        Five-Hundred Thousand Dollars ($500,000.00) in cash or OP Units within two (2) business days following the expiration of the Due Diligence Period (as hereinafter defined in Section 4.1(a) and, if cash, in immediately available wired federal funds (the “Additional Deposit”), to be held in escrow by Escrow Agent (the Initial Deposit, the Additional Deposit and the Extension Deposit (if any), being referred to herein collectively as the “Deposit”).

(c)        the balance of the Purchase Price equal to the gross purchase price of $88,665,568.00 less the amount of the senior and mezzanine debt assumed or paid off at closing by Buyer, subject to prorations and adjustments for which provision is made elsewhere in this Agreement, will be paid by Buyer by wire transfer of immediately available funds to Escrow Agent on the date of Closing.  Seller understands that the Buyer may close the transaction within escrow at the time for Closing through issuance of OP Units to be redeemed for cash through either an issuance of common or preferred securities in the public markets or through conversion of the OP Units to common shares of Buyer and subsequently sold for cash.  Seller will not be involved with the issuance or sale of the OP Units.  In all events, Seller shall receive net sales proceeds (including any deposits or extension fees previously paid to Seller in OP Units) simultaneously with the Closing in immediately available cash, wired federal funds. In no event shall Seller be obligated to accept all or any portion of the purchase price in OP Units.

Section 2.2.       The Deposit shall be held by the Escrow Agent in a separate, federally insured, interest-bearing escrow account in accordance with the provisions of this Agreement, including, without limitation, the escrow instructions set forth on Exhibit B annexed hereto. In the event the Closing does occur, any interest earned on the Deposit shall be paid to Buyer and credited against the Purchase Price. In the event the Closing does not occur, the Deposit and any interest thereon will be disposed of in accordance with the terms of this Agreement, including, without limitation, Article X. In the event there is a conflict between the provisions of this Agreement and the provisions of the supplemental escrow instructions, the provisions of this Agreement shall govern.

Section 2.3.        Buyer acknowledges and agrees that this Agreement is not contingent upon the Buyer obtaining any financing.

Section 2.4         Seller understands and agrees that Buyer intends to obtain the written consent (“Lender Consent”) of JP Morgan Chase (“Lender”) for Buyer to assume the existing mezzanine loan (the “Loan”) on the Elgin Park Property and the University Park Property held by the Lender in the original principal amount of $6,000,000.00.   Buyer agrees to use commercially reasonable and diligent efforts to obtain such Lender Consent prior to the expiration of the Due Diligence Period (defined in Section 4.1 below), and to keep Seller reasonably informed of such efforts. The parties agree that the Lender Consent must provide for, and the Lender must agree to: (1) the release of Seller as borrower and the release of all guarantors and indemnitors from all liability in respect of the Loan (“Seller Release”), and (2) the return to Seller of all escrows, reserves, holdbacks, and like deposits the Lender may be holding in connection with the Loan.  Buyer agrees to fund all such returned escrows, reserves, holdbacks, and like deposits, or if Lender does not refund such escrows, reserves, holdbacks, and like deposits, then the amount thereof shall be paid by Buyer to Seller at closing.   All fees, including without limitation, any assumption fee, of the Lender in connection with obtaining the Bank Consent and consummating the Loan assignment and assumption shall be paid by Buyer.  Buyer shall furnish a copy of the Lender Consent to Seller promptly after receipt thereof by Buyer.  Seller agrees to reasonably cooperate with Buyer in connection with Buyer’s efforts to assume the Loan as provided above.

If Buyer, after the exercise of commercially reasonable and diligent efforts, is unable to obtain the Lender Consent and Seller Release for its assumption of the Loan prior to the expiration of the Due Diligence Period, then Buyer shall have the right to terminate this Agreement. In the event Buyer elects to terminate this Agreement then Buyer shall give written notice of such termination to Seller and Escrow Agent prior to the expiration of the Due Diligence Period, in which event this Agreement shall be deemed terminated as of the date on which Seller receives such notice, and Escrow Agent shall return the Deposit and all interest thereon to Buyer, and neither party shall have any further obligations or liabilities under this Agreement except as expressly set forth in this Agreement. If Buyer fails to terminate this Agreement as aforesaid, Buyer shall be deemed to have waived its right to do so.

ARTICLE III

Seller’s Documents; As Is

Section 3.1.

(a)        Seller has delivered to Buyer, or has made available to Buyer, the diligence items (the “Seller’s Documents”) listed in Exhibit C attached hereto. Buyer acknowledges that it has received all of the Seller’s Documents. Except as otherwise expressly provided in Section 6.1(a) below, Seller does not represent or warrant to Buyer the accuracy or completeness of any of Seller’s Documents. Seller’s Documents are being delivered to Buyer as an accommodation only and without recourse to Seller.

(b)        Buyer agrees that any and all information delivered by Seller or its agents and representatives with respect to the Property, that is not publicly available (hereinafter referred to as “non-public information”), shall be held by Buyer in confidence and not released or shared with anyone except (i) Buyer shall be entitled to make such disclosures to its investors, shareholders, members, partners, affiliates, consultants, lenders (including proposed lenders), employees, and professional advisors (collectively, “Buyer’s Representatives”) to the extent reasonably necessary to allow Buyer to evaluate the Property, provided such Buyer’s Representatives have been advised of the terms of this Section 3.1(b), and (ii) Buyer shall be entitled to make such disclosure to the extent required by law (including, without limitation, any disclosure required under any federal or state securities law), or by any rules or policies of any governmental body; provided, however, that Buyer notifies Seller of the nature of and reason for such disclosure at least ten (10) business days prior to making such disclosure unless disclosure is required in a shorter period of time by applicable law. If for any reason this transaction does not close, at Seller’s written request, any such information and any copies that have been made by Buyer shall be promptly returned to Seller or destroyed. In either case, Buyer agrees not to (and to instruct Buyer’s Representatives not to) retain any copies, summaries, extracts or other reproductions of non-public information in whole or in part, except to the extent required by applicable law; provided, however, that any non-public information so retained shall continue to be bound by the terms of this Agreement. “Non-public information” shall not include information that is (i) already published or available to the public other than by a breach of this Agreement, (ii) rightfully received from a third party not in breach of any obligation of confidentiality under this Agreement or otherwise, or (iii) independently developed by Buyer or any of Buyer’s Representatives without access to the non-public information. The parties shall keep confidential and not disclose the transaction contemplated by this Agreement except as necessary to consummate the same. The provisions of this Section shall survive the termination of this Agreement for a period of one (1) year.

Section 3.2.       EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT NEITHER SELLER NOR ANY EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLER, NOR ANY OTHER PERSON OR ENTITY REPRESENTING OR PURPORTING TO REPRESENT SELLER, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, CONCERNING (i) THE CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL OR PHYSICAL CONDITION THEREOF, OR (ii) THE LAWS, ORDINANCES, RULES AND REGULATIONS APPLICABLE TO THE PROPERTY, OR THE COMPLIANCE OF THE PROPERTY THEREWITH, INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LAWS, RULES OR REGULATIONS, OR (iii) THE SUITABILITY OR FITNESS OF THE PROPERTY FOR THEIR CURRENT USE OR BUYER’S PROPOSED USE, OR (iv) ANY OTHER MATTER OR THING AFFECTING OR RELATING TO THE PROPERTY. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER EXPRESSLY AGREES THAT THE PROPERTY IS BEING SOLD “AS IS, WHERE IS”, WITH ALL FAULTS, AND THAT BUYER IS RELYING SOLELY ON ITS OWN OPINIONS AND THE OPINIONS OF BUYER’S AGENTS AND CONSULTANTS AS TO THE CONDITION OF THE PROPERTY, THE COMPLIANCE OF THE PROPERTY WITH ANY AND ALL LAWS, RULES AND REGULATIONS, INCLUDING WITHOUT LIMITATION ENVIRONMENTAL LAWS, RULES AND REGULATIONS, AND THE SUITABILITY OR FITNESS OF THE PROPERTY FOR THEIR CURRENT USE AND BUYER’S PROPOSED USE. BUYER DOES HEREBY FOREVER RELEASE SELLER OF AND FROM ANY AND ALL LIABILITIES, CLAIMS, CAUSES OF ACTION, LIABILITY FOR CONTRIBUTION, AND ALL OTHER LIABILITIES ARISING OUT OF THE CONDITION OF THE PROPERTY, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, INCLUDING CONDITIONS CAUSED BY THE NEGLIGENCE OF SELLER, BUT EXCLUDING ANY LIABILITIES TO THE EXTENT THEY ARISE OUT OF THE BREACH BY SELLER OF ANY REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT OR FRAUD.

ARTICLE IV

Due Diligence

Section 4.1.

(a)        During the period commencing on the Effective Date and expiring at 5:00 P.M. (EST) on the fourteenth (14th) day following the Effective Date (the “Due Diligence Period”), Buyer shall have the right, at its sole cost and expense, to review the Seller’s Documents and to conduct such inspections and tests of the Real Property as Buyer deems reasonably necessary, subject, however, to the terms and conditions set forth in this Agreement. If, in connection with the performance of its due diligence, Buyer and/or its engineers, architects, consultants, lenders, investors, partners, contractors, agent or other representatives (collectively, “Buyer’s Representatives”) require access to the Real Property, Seller agrees to reasonably cooperate with Buyer and Buyer’s representatives; provided, however, such access shall be during normal hours of operation of the Real Property and after 24 hours prior notice to Seller pursuant to Section 12.1. Buyer acknowledges and agrees that its access shall be subject to the rights of tenants under the Leases and that Seller may not be able to arrange access to spaces controlled by tenants. Buyer covenants and agrees that the inspections and tests shall be conducted in such a manner that they do not cause any unreasonable interference with the business operations of the tenants on the Real Property and that neither Buyer, nor its employees, agents, engineers, consultants, contractors or other representatives, shall conduct any interviews of any tenants.

(b)       Notwithstanding anything to the contrary contained herein, except as expressly set forth in the next succeeding sentence, Buyer’s right to conduct such inspections and tests shall not include the right to conduct any invasive environmental testing, and neither Buyer nor any of Buyer’s Representatives shall perform the same without the prior written approval of Seller, which approval shall be in Seller’s sole discretion.

Section 4.2.        Prior to entry by Buyer or any of Buyer’s Representatives, Buyer shall deliver to Seller evidence that Buyer (or its affiliate) and/or Buyer’s Representative, whichever is applicable, has obtained and is maintaining commercial general liability insurance in an amount not less than $1,000,000.00 that names Seller as an additional insured thereon and that insures Seller against injury, death and property damage on or about the Real Property that arises out of the acts, negligence and omission of Buyer and/or such engineer, consultant, contractor or other representative; such coverage may be provided under any blanket policy maintained by Buyer (or its affiliate) and/or Buyer’s Representative so long as such policy shall contain a “per location” endorsement ensuring that the above stated policy limits are available separately for any injury, death and property damage relating to the Real Property and are not reduced by claims arising from injury, death or property damage at other locations. Buyer shall comply with, and shall use commercially reasonable efforts, to cause Buyer’s Representatives to comply with, all laws, rules and regulations of any governmental authority and to obtain all licenses and permits required in connection with such activities.

Section 4.3.        Buyer agrees to indemnify, defend and hold Seller harmless from and against any property damage or personal injury or claim or lien against the Real Property caused by, or arising out of or in connection with, such access, inspections, tests, or assessments by Buyer or Buyer’s Representatives; provided, however, that Buyer’s obligations under this indemnification provision shall not apply to the any preexisting conditions, except to the extent that such conditions are exacerbated by such activities, or the negligence or misconduct of Seller. Such indemnification shall survive the closing or earlier termination of this Agreement, for a period of six (6) months.

Section 4.4.        If the Real Property is physically damaged or altered, and if such damage or alteration is caused by, or arises out of or in connection with, such access, inspections, tests, or assessments by Buyer or Buyer’s Representatives, and if this Agreement is subsequently terminated, then Buyer agrees to promptly repair and/or restore the Real Property to the condition which existed immediately prior to such damage or alteration, normal wear and tear excepted. In addition, Buyer agrees that Seller shall have the right to complete such repair and/or restoration if Buyer has not completed the same within thirty (30) days after the termination of this Agreement, and Buyer agrees to reimburse Seller for the actual and reasonable costs and expenses incurred by Seller in connection with such repair and/or restoration. Such repair and/or restoration obligation, and such reimbursement obligation, shall survive the termination of this Agreement.

Section 4.5.

(a)       If the results of Buyer’s investigations are unsatisfactory in Buyer’s sole discretion, Buyer shall give written notice of termination to Seller and Escrow Agent on or before the expiration of the Due Diligence Period. If Buyer gives notice of termination on or before said deadline, then this Agreement shall be deemed terminated as of the date on which Seller receives such notice, and Escrow Agent shall return the Deposit and all interest thereon to Buyer, and neither party shall have any further obligations or liabilities under this Agreement except as expressly set forth in this Agreement. Seller agrees, if requested by Escrow Agent, to confirm the foregoing by instruction to Escrow Agent to return the Deposit and all interest thereon, to Buyer. If Buyer fails to give notice of termination on or before said deadline, then Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.5, and Buyer agrees to purchase the Property in its “as is” condition as of said deadline, subject only to reasonable wear and tear, without abatement or reduction of the Purchase Price, and subject to the satisfaction of any other conditions to closing expressly set forth in this Agreement.

(b)        If this Agreement is terminated by Buyer in accordance with this Section 4.5 or any other provision of this Agreement, Buyer shall, upon written notice by Seller, return to Seller all documents provided to Buyer from Seller, and any copies thereof made by Buyer, or destroy such documents and copies. Buyer agrees that any and all non-public information obtained by Buyer or its agents and representatives with respect to the Real Property, including without limitation all reports, surveys, plans, studies and analysis prepared by or for Buyer with respect to the Real Property, shall be held by Buyer in confidence and not released or shared with anyone except (i) Buyer shall be entitled to make such disclosures to Buyer’s Representatives to the extent reasonably necessary to allow Buyer to evaluate the Property, provided such Buyer’s Representatives have been advised of the terms of Section 3.1(b), and (ii) Buyer shall be entitled to make such disclosure to the extent required by law (including any disclosure required under any federal or state securities law), or by any rules or policies of any governmental body provided Buyer notifies Seller of the nature of and reason for such disclosure at least ten (10) business days prior to making such disclosure unless disclosure is required in a shorter period of time by applicable law. The provisions of this Section shall survive the termination of this Agreement for a period of one (1) year.

Section 4.6.        In the event this Agreement is not terminated pursuant to the provisions of this Article IV, the Deposit shall be deemed non-refundable, but applicable to the Purchase Price, except as otherwise expressly provided in this Agreement.

ARTICLE V

State of Title

Section 5.1.        Title to the Real Property shall be marketable and insurable by a reputable title insurance company selected by Buyer doing business in the States where the Real Property is located (the “Title Insurer”), subject only to the following matters (all of which are hereinafter collectively referred to as “Permitted Exceptions”): (i) all matters of record affecting the Real Property as of the Effective Date (other than those mortgages or other encumbrances that Seller is obligated to remove under the provisions of Section 5.2(c), including any items included in Buyer’s Title Defect Notice that Seller has agreed to cure); (ii) the real estate taxes not due and payable as of the Closing Date; (iii) any state of facts an accurate ALTA/ASCM land title survey of the Real Property would disclose, except to the extent included in Buyer’s Title Defect Notice; (iv) zoning and land use matters; (v) the standard printed exceptions set forth in the current ALTA owner’s title insurance policy form; and (vi) any title or Survey defects waived or deemed to be waived by Buyer pursuant to Section 5.2 below. For the purposes of this Article V, the term “Title Date” shall mean the date of Buyer’s title commitment or, if Buyer elected not to obtain said title commitment, the last day of the Due Diligence Period.

Section 5.2.

(a)        During the Due Diligence Period Buyer shall have the right, at its sole cost and expense (subject to Section 7.3(f) hereof), to examine title to the Real Property and to obtain a title commitment and a current as-built survey of the Real Property (the “Survey”). If Buyer is not satisfied, in its sole discretion, with the results of its title and Survey review for any reason, then Buyer shall have the right, by notice given to Seller on or before the expiration of the Due Diligence Period, to either (i) terminate this Agreement or (ii) specify those matters in title or Survey that are not acceptable to Buyer (“Title Defect Notice”). If Buyer elects to terminate this Agreement on or before said deadline, then this Agreement shall be deemed terminated as of the date on which Seller receives such notice, and Escrow Agent shall return the Deposit and all interest thereon, to Buyer, and neither party shall have any further obligations or liabilities under this Agreement except as expressly set forth in this Agreement. Seller agrees, if requested by Escrow Agent, to confirm the foregoing by instruction to Escrow Agent to return the Deposit and all interest thereon, to Buyer. If Buyer elects to give Seller the Title Defect Notice on or before said deadline, then except as set forth in Section 5.2(c) Seller shall notify Buyer, within five (5) business days after receipt of the Title Defect Notice, whether Seller will attempt to cure such title or Survey defects pursuant to the provisions of Section 5.2(c). In the event Buyer fails to give Seller said termination notice or the Title Defect Notice on or before said deadline, then Buyer shall be deemed to have accepted the Permitted Exceptions and to have accepted any other title or Survey defects existing as of the Title Date, and thereafter the same shall be deemed Permitted Exceptions for all purposes of this Agreement.

(b)       In connection with any defect in title or new encumbrance that arises after the Title Date (an “Intervening Lien”), Buyer shall notify Seller of such Intervening Lien on or before Closing. If Buyer notifies Seller of any such Intervening Lien on or before said deadline or Seller otherwise obtains knowledge, pursuant to a writing received by Sellers, of such Intervening Lien, then Seller shall notify Buyer, within five (5) business days after receipt of Buyer’s notice of such Intervening Lien whether Seller will attempt to cure such Intervening Lien pursuant to the provisions of Section 5.2(c). If Buyer fails to give Seller notice of such Intervening Lien on or before the Closing, then Buyer shall be deemed to have accepted such Intervening Lien, and thereafter the same shall be deemed Permitted Exceptions for all purposes of this Agreement.

(c)       Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that Seller shall have no obligation to remove any title or Survey defects or to incur any cost or expense in connection therewith other than to remove, at Seller’s sole cost and expense, (i) any mortgage or deed of trust affecting all or any portion of the Real Property, (ii) any monetary lien (including, without limitation, a mechanics lien, a materialmen’s lien or a judgment for a liquidated amount) affecting all or any portion of the Real Property that resulted from Seller’s failure to pay any amount due and payable by Seller in connection with the Real Property, and (iii) any real estate tax or assessment liens affecting the Real Property (collectively, the “Monetary Liens”). With respect to the title defects described in clauses (i), (ii), and (iii), Seller agrees to remove the same on or before the Closing; and Buyer acknowledges and agrees that Seller may use any portion of the Purchase Price to satisfy the same. With respect to a mechanics lien, a materialmen’s lien or a judgment for a liquidated amount affecting all or any portion of the Real Property that resulted from the failure of any tenant to pay any amount due and payable by such tenant, Seller agrees to promptly notify such tenant, in writing, of such lien and to demand that such tenant pay the same or otherwise bond over (if permitted pursuant to the terms of its Lease), as required by its Lease, within the minimum time frame allowed in its Lease. With respect to any other title or Survey defect, if Seller does not agree to attempt to cure such title or Survey defects by notice given to Buyer within the aforesaid five (5) business day period, Buyer shall have the right, by notice given to Seller within ten (10) business days after the earlier to occur of the expiration of said five (5) business day period or Buyer’s receipt of Seller’s notice, either to waive the defect and close title without abatement or reduction of the Purchase Price, or terminate this Agreement. If Seller agrees to attempt to cure such title or Survey defect, then Seller shall have thirty (30) days after Seller’s receipt of Title Defect Notice or notice of title or Survey defect, whichever is applicable, to remove the same, and Closing shall be extended accordingly. Seller agrees to use commercially reasonable efforts to remove such title or Survey defect within said thirty (30) day period. In the event Seller has not removed such title or Survey defect within said thirty (30) day period, then Buyer shall have the right, by notice given to Seller within five (5) business days after the expiration of said thirty (30) day period, either to waive the defect and close title without abatement or reduction of the Purchase Price, or terminate this Agreement. If Buyer elects to terminate this Agreement pursuant to this Section 5.2(c), then this Agreement shall be deemed terminated as of the date on which Seller receives such notice, the Escrow Agent shall return the entire Deposit and all interest thereon to Buyer, and neither party shall have any further obligations or liabilities under this Agreement except as expressly set forth in this Agreement. Buyer acknowledges and agrees that if Buyer elects to terminate this Agreement pursuant to this Section 5.2(c), Seller shall not be liable to Buyer for any costs, expenses or damages (consequential or otherwise) incurred by Buyer in connection with this Agreement.

Section 5.3.          In the event this Agreement is not terminated pursuant to the provisions of this Article V, the Deposit shall be deemed non-refundable but applicable to the Purchase Price, except as otherwise expressly provided in this Agreement.

ARTICLE VI

Representations

Section 6.1.

(a)           Each Seller represents and warrants to Buyer, as of the Effective Date and at the Closing Date, the following with respect to itself and the Real Property owned by it:

(i)          WBF is a limited liability company duly organized and in good standing under the laws of the State of Delaware; FSD is a limited liability company duly organized and in good standing under the laws of the State of Delaware; TT is a limited liability company duly organized and in good standing under the laws of the Commonwealth of Massachusetts.

(ii)         The execution, delivery and performance of this Agreement by Seller are within Seller’s powers and have been duly authorized by all necessary corporate action. Further, all requisite corporate action has been taken in connection with the Closing and the execution and delivery of the instruments referenced in this Agreement and for the consummation of the transaction contemplated hereby and no further approval or consent is required for Seller to execute, deliver or perform this Agreement. The person whose signature appears below for Seller is duly authorized to execute and deliver this Agreement.

(iii)        To the best of Seller’s knowledge: (A) there are no condemnation or eminent domain proceedings pending or contemplated against the Real Property or any part thereof; and (B) Seller has received no notice, oral or written, of the desire of any public authority or other entity to take or use the Real Property or any part thereof.

(iv)        True and complete copies of the leases listed on Exhibit D annexed hereto (collectively, the “Leases”) have been delivered to Buyer. Such Leases are in full force and effect and have not been amended, except for those amendments delivered to Buyer as part of the Leases; (B) all rent payments under the Leases are current (except as noted in the delinquency/aging report included in Seller’s Documents); (C) Seller has not received any notice of default or any notice of cancellation or termination from any of the tenants under the Leases; and (D) Schedule 6.1(iv) contains a list of all security deposits and letters of credit being held by Seller pursuant to the terms of the Leases as of the Effective Date.

(v)        Except for the Leases, for any brokerage agreements (all of which will be terminated at Closing) relating to the Leases and for the Contracts delivered to Buyer under Section 3.1(a), Seller is not a party to any other material agreement affecting the Real Property that will survive the Closing by its terms. Seller has not entered into any other contract or agreement to sell all or any portion of the Property or any part thereof that is currently in effect and will not grant any option, right of first refusal or first opportunity to any party to acquire any right, title or interest in the Property or any portion thereof.

(vi)        To the best of Seller’s knowledge, Seller has not received any written notices of violations of any laws, ordinances, codes, regulations, or other requirements of any governmental authority having jurisdiction over the Real Property (including, without limitation, the Environmental Laws, as defined in clause (viii) below) that are uncured, except as otherwise disclosed in writing by Seller to Buyer on Schedule 6.1(vi) attached hereto.

(vii)       The Seller has not been adjudicated insolvent or bankrupt, or petitioned or applied to any tribunal for the appointment of any receiver or trustee; nor has Seller commenced any proceeding relative to the reorganization, dissolution or liquidation of the Seller

(viii)      Schedule 6.1(x) attached hereto identifies, as of the Effective Date, all outstanding leasing commissions payable with respect to the Leases, all tenant improvements allowance payable or to become payable with respect to the Leases, and all unexpired rent credits and free rent and any other tenant inducements costs with respect to the Leases.

(ix)         Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder. Seller and each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “OFAC List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. None of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined). No Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment is prohibited by law or is in violation of law. Seller has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. Seller also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person or entity who owns any other direct interest in Seller is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section 12(iv) shall not apply to any person or entity to the extent that such person’s or entity’s interest in Seller is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means an entity whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such an entity.

(b)          For purposes of this Agreement and any document delivered at Closing, whenever the phrases “based on Seller’s actual knowledge,” “to the best of Seller’s knowledge,” or the “knowledge” of Seller, or words of similar import are used, they shall be deemed to refer to the actual knowledge of Neal Shalom and Anton Melchionda, without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of said individual or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein.

(c)           All representations and warranties of Seller made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and shall survive Closing for twelve (12) months following the Closing Date, provided that any action to enforce such representation and/or warranty is brought within twelve (12) months from the Closing Date.

(d)           No claim for a breach of any representation or warranty of Seller or any agent thereof shall be actionable or payable (i) if the breach in question results from or is based on a condition, state of facts or other matter which was actually known to and acknowledged by Buyer prior to the Closing or was disclosed to Buyer in the Buyer Documents, (ii) except to the extent valid claims for all such breaches collectively aggregate to more than One Hundred Thousand and No/100 Dollars ($100,000.00), or (iii) unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of the survival period referenced in Subsection (c), above and an action shall have been commenced by Buyer against Seller prior to the termination of such survival period. In no event shall: (i) the aggregate liability of Seller to Buyer with respect to (A) any breach of any representation or warranty of any Seller in this Agreement, and (B) any other claim whatsoever by Buyer against Seller in connection with this Agreement exceed the Cap (as defined below in this section), or (ii) Seller be liable for consequential, speculative or punitive damages; provided, however, that the foregoing provisions and limitations shall not apply to any claims based upon fraud or intentional misrepresentation. As used herein, except as otherwise expressly set forth immediately above, the term “Cap” shall mean an amount equal to One Million and No/100 Dollars ($1,000,000.00) in the aggregate, except with respect to any claim based upon fraud or willful misconduct of Seller, in which event “Cap” shall mean an amount equal to One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00).

Section 6.2.

(a)           Buyer represents and warrants to, and covenants with, Seller as follows, which representations shall be true and correct as of the Closing Date:

(i)        Organization and Authority. Buyer is duly organized or formed, validly existing limited partnership and in good standing under the laws of the state of Delaware, and is qualified to do business in any jurisdiction where such qualification is required. Buyer has all requisite power and authority to own and operate the Property, to execute, deliver and perform its obligations under this Agreement and all of the other transaction documents, and to carry out the transaction contemplated by this Agreement. The Person who has executed this Agreement on behalf of Buyer has been duly authorized to do so.

(ii)          Enforceability of Documents. Upon execution by Buyer of this Agreement and the other transaction documents to which Buyer is a party, this Agreement and such other transaction documents shall constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(iii)         Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws.  Buyer is not, and to the best of Buyer’s knowledge, no Buyer Entity is, currently identified on the OFAC List or is a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States; provided that the foregoing shall not include any of the foregoing Persons or any Person if such Person is a shareholder of a publicly traded company.

(iv)         Litigation. To Buyer’s actual knowledge, there is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or involving or, to the best of Buyer’s knowledge, threatened against, Buyer, any Buyer Entity or any Property other than the litigation disclosed to the Seller in Schedule 6.2(iv).

(v)           To Buyer’s actual knowledge, all information concerning Buyer delivered by or on behalf of Buyer to Seller is true, correct and complete in all material respects, and no adverse change has occurred with respect to the information provided to Seller since the date such financial statements and other information were prepared or delivered to Seller. Buyer has no actual knowledge that any information contained in such information is false or inaccurate in any material respect.

(vi)         Solvency. To Buyer’s actual knowledge, there is no contemplated, pending or threatened actions, petitions, filings or similar proceedings, whether voluntary or involuntary, affecting tenant or Buyer under the Federal Bankruptcy Code or the state insolvency law, or any action or proceeding related to the Buyer’s reorganization, dissolution or liquidation.

(vii)        Satisfaction of Conditions Precedent. From the Effective Date through the Closing Date, Buyer shall use its commercially reasonable best efforts to satisfy all conditions precedent set forth in this Agreement on or prior to the Closing Date.

(b)          All representations and warranties of Buyer made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and shall survive Closing for twelve (12) months following the Closing Date, provided that any action to enforce such representation and/or warranty is brought within twelve (12) months from the Closing Date.

(c)           No claim for a breach of any representation or warranty of Buyer, Buyer Entity or agent thereof shall be actionable or payable (i) if the breach in question results from or is based on a condition, state of facts or other matter which was actually known to and acknowledged by Seller prior to the Closing or was disclosed to Seller in the Buyer Documents, (ii) except to the extent valid claims for all such breaches collectively aggregate to more than One Hundred Thousand and No/100 Dollars ($100,000.00), or (iii) unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Buyer prior to the expiration of the survival period referenced above in Subsection (b), above, and an action shall have been commenced by Seller against Buyer prior to the termination of such survival period. In no event shall (i) the aggregate liability of Buyer to Seller with respect to (A) any breach of any representation or warranty of any Buyer in this Agreement, and (B) any other claim whatsoever by Seller against Buyer in connection with this Agreement exceed the Cap (as defined below in this section), or (ii) Buyer be liable for consequential, speculative or punitive damages; provided, however, that the foregoing provisions and limitations shall not apply to any claims based upon fraud or intentional misrepresentation. As used herein, except as otherwise expressly set forth immediately above, the term “Cap” shall mean an amount equal to One Million and No/100 Dollars ($1,000,000.00) in the aggregate, except with respect to any claim based upon the gross negligence or willful misconduct of Buyer, in which event “Cap” shall mean an amount equal to One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00).

ARTICLE VII

Closing Obligations; Closing; Closing Conditions

Section 7.1.

(a)           On the Closing Date, Seller shall deliver to Buyer the following documents (collectively the “Closing Documents”), in form and substance reasonably satisfactory to Seller and Buyer, duly executed and, if applicable, acknowledged by Seller:

(i)          Deeds (the “Deed”) of the same type which were received by Seller for each property, in proper statutory form for recording, conveying title to each Real Property to Buyer subject only to the Permitted Exceptions;

(ii)         an Assignment and Assumption of Leases (the “Assignment”), in the form annexed hereto as Exhibit F, pursuant to which Seller assigns to Buyer all of Seller’s right, title and interest in and to the Leases, and Buyer assumes the obligations of Seller under the Leases;

(iii)        a Bill of Sale and General Assignments (the “Bill of Sale”), in the form annexed hereto as Exhibit G, pursuant to which Seller conveys to Buyer all of Seller’s right, title and interest in and to the Plans, the Permits, the Warranties and Guaranties, and the other property or rights described in Sections 1.1(iii)-(iv);

(iv)        an updated rent roll certified by an officer of Seller, to the best of Seller’s knowledge, to be true and accurate as of the Closing Date, and an updated delinquency/aging report as of the Closing Date;

(v)         a non-foreign person affidavit stating that Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980, and that upon the consummation of the transaction contemplated hereby, Buyer will not be required to withhold from the purchase price any withholding tax;

(vi)        a notice to the tenants under the Leases advising them of the sale of the Real Property and the address to which future rent payments are to be sent;

(vii)       a closing statement for each of the three properties;

(viii)      the fully executed originals of any Leases that are in Seller’s possession and control;

(ix)        a certificate signed by Seller stating that each of Seller’s representations and warranties set forth in Section 6.1 are true and correct in all material respects;

(x)         all Permits, Plans, Warranties and Guaranties, keys, pass and security codes, and lease and property management files in Seller’s possession or control;

(xi)        written evidence of the termination of the property management, leasing and brokerage agreements pertaining to all or any portion of the Real Property, with no surviving obligations, effective as of the Closing, along with copies of notices of termination of Contracts that are not being assumed at Closing; and

(xii)       such other customary documents or instruments reasonably required to carry out the intent of this Agreement, including reasonable evidence of Seller’s corporate authority to sell the Property, transfer tax forms as may be required as a condition to recording the deed or as may be required in connection with a transfer of the Property, and an owner’s affidavit in a form sufficient to omit the parties in possession exception and the mechanic’s lien exception from each owner’s policy for the Property.

(b)           On the Closing Date, Buyer shall deliver to Seller the balance of the Purchase Price, as adjusted pursuant to the provisions of Section 7.3, Buyer shall deliver to Seller the following documents duly executed and, if applicable, acknowledged by Buyer:

(i)          the Assignment;

(ii)         the Bill of Sale;

(iii)        a closing statement for each of the three properties; and

(iv)        such other customary documents or instruments reasonably required to carry out the intent of this Agreement, including reasonable evidence of Buyer’s corporate authority to purchase the Property.

Section 7.2.          The closing (the “Closing”) shall take place at 10:00 a. m. (EST) at offices of the Buyer in New York on April 28, 2018 (the “Closing Date”). In addition to Seller’s rights hereunder, Buyer shall have the right to extend the Closing Date for the Property for one (1) thirty (30) day extension by notice sent not less than five (5) Business Days before the originally scheduled Closing Date accompanied by a non-refundable payment of $250,000.00 (an “Extension Deposit”) to the Escrow Agent to become part of the Deposit, provided that such extension is to a Business Day. In addition, Buyer shall have the right to extend the Closing Date for the CT Property for one (1) additional thirty (30) day extension by notice sent not less than five (5) Business Days before the scheduled Closing Date accompanied by a non-refundable payment of $250,000.00 (an “Extension Deposit”) to the Escrow Agent to become part of the Deposit, provided that such extension is to a Business Day.

Section 7.3.

(a)           All apportionments and adjustments shall be made as of 11:59 p.m. (EST) on the day immediately preceding the Closing Date.

(b)           The following apportionments and adjustments shall be made:

(i)          Real estate taxes, assessments and other governmental charges based on the fiscal year assessed, except as provided in the next succeeding sentence, occurs shall be prorated and adjusted as of the Closing Date. If there are any assessments against the Real Property on Closing Date, Seller shall pay same if the work giving rise to the assessment was commenced prior to the Effective Date; provided, however, if the work giving rise to the assessment was or is to be commenced on or after the Effective Date, such assessment shall be paid by Buyer. Notwithstanding the foregoing, if there are any assessments against the Real Property on the Closing Date which are payable in installments, Seller shall pay any installments which become due and payable prior to the Closing Date and Buyer shall be responsible for the payment of any installments which become due and payable from and after the Closing Date. If such real estate taxes, assessments and other governmental charges have not been determined as of the Closing Date, such amounts shall be apportioned on the basis of the real estate taxes, assessments and charges for the immediately preceding fiscal year, with a reapportionment as soon as the new real estate taxes, assessments and charges can be ascertained. The provisions of this clause (i) shall survive the closing.

(ii)         Seller shall be entitled to all revenues from the operation of the Property to 11:59 p.m. (EST) of the day immediately preceding the Closing Date, and Buyer shall be entitled to all revenues from the operation of the Property from and after said time. Rents received from the tenants under the Leases during the month in which the Closing occurs shall be applied to rents accruing during such month from such tenants and shall be prorated between Seller and Buyer as if the same had been received prior to Closing. Rents received from such tenants on or after the first day of the month following the month in which the Closing occurs shall be allocated first to rents due and owing by the tenants for any period after the Closing Date and then to rents due and owing by such tenants for any period prior to the Closing Date. Rents received by Buyer that are attributable to any period prior to the Closing Date shall be promptly remitted by Buyer to Seller, and any Rents received by Seller that are attributable to any period after the Closing Date shall be promptly remitted by Seller to Buyer. Buyer agrees to invoice any tenants that are delinquent in the payment of rent for any period of time prior to the Closing Date and endeavor to collect any rents due for the period preceding the Closing Date and to otherwise cooperate with Seller in connection with the collection of such rents (provided Seller shall not be entitled to dispossess any tenants and that Seller: (1) shall notify Buyer in writing of its intention to commence or pursue legal proceedings; and (2) shall only be permitted to commence or pursue any legal proceedings after the date which is six (6) months after the Closing Date). Seller agrees to reimburse Buyer for any reasonable out-of-pocket expenses incurred by Buyer in connection with such collection efforts. The provisions of this clause (ii) shall survive the closing.

(iii)        Seller shall pay to Buyer, as a credit against the Purchase Price, the amount of any cash security deposits actually received by Seller pursuant to the Leases.

(iv)        Seller shall cause the water, electric and/or gas meters for the utilities used in the common areas to be read prior to the Closing, and Seller shall pay the amount due thereunder for the period up to and including the day immediately preceding the Closing Date. Buyer shall cause such meters to be transferred from Seller to Buyer as of the Closing Date and Buyer shall reasonably cooperate with coordinating such transfers.

(vi)        Operating expenses (which includes utility charges, insurance costs, common area maintenance expenses, water and sewer charges, trash removal charges, real estate taxes and personal property taxes applicable to the Real Property for the year in which the Closing occurs, and all other operating expenses (except for those operating expenses payable by tenants for such tenant’s leased premises in accordance with the Leases) with respect to the Real Property (collectively “Operating Expenses”). Prior to Closing, Seller shall prepare for Buyer’s review a proposed schedule of prorations for all Operating Expenses for the Real Property and shall make available to Buyer documentation with respect to such Operating Expenses. Seller shall receive a credit for any pre-paid Operating Expenses and Buyer shall receive a credit for any Operating Expenses that are unpaid as of the Closing Date, but which relate to the period of time prior to the Closing Date. The proposed schedule of prorations shall also set forth all Operating Expenses which the tenants are obligated to reimburse the landlord under their respective Leases. Buyer shall receive a credit for the amount of any such tenant reimbursable Operating Expenses collected from tenants for Operating Expenses which Seller has not paid as of the Closing Date. Seller shall receive a credit for any tenant reimbursable Operating Expenses paid by Seller but not yet collected from tenants as of the Closing Date. Except as otherwise set forth in this Section 7.3(b)(vi), all items of income and expense for the period prior to Closing will be for the account of Seller, and all items of income and expense for the period on and after Closing will be for the account of Buyer; provided, however, that to the extent any adjustment items cannot be precisely determined at Closing, they shall be reasonably estimated at Closing and finally resolved promptly thereafter as possible, which obligation shall expressly survive Closing. Reimbursements received from the Tenants by Seller or Buyer of amounts paid for real estate taxes shall be prorated between the parties in the manner hereinabove provided for the proration of real estate taxes. The provisions of this clause (vi) shall survive the closing.

(c)           Except as provided by local custom where each property is located, Seller shall pay 100% of the real estate transfer tax due on the sale of the Property. Seller shall pay the cost of recording any mortgage or other discharge for which it is responsible.

(d)           Buyer shall pay all costs related to or arising out of Buyer’s due diligence, including, without limitation, all inspections, tests and other analysis. Buyer’s obligation to do so shall survive Closing.

(e)           Buyer shall pay the premium for the title policy for the CT Property and the cost of the Survey and any revisions thereto for the Land, and Buyer shall pay the cost of recording the Deeds.

(f)            Seller shall pay the premium for the owner’s title policy and Buyer shall pay the premium for any lender’s title policy for the Elgin Property and the University Park Property.

(g)           Each party shall pay its own attorneys’ fees, and the parties shall split 50/50 any customary fees charged by the Escrow Agent.

Section 7.4.           The obligations of Buyer to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Buyer at its discretion) (the “Closing Conditions”):

(a)           The representations and warranties made by Seller in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date (except as the same may be modified or updated in accordance with the terms of this Agreement);

(b)          Seller having performed in all material respects all covenants and obligations in all material respects required by this Agreement to be performed by Seller on or prior to the Closing Date;

(c)          Seller shall obtain and deliver to Buyer, at least two (2) Business Days before the Closing Date, fully executed estoppels from the Required Tenants.

ARTICLE VIII

Possession and Pre-Closing Duties

Section 8.1.           At the Closing, Seller shall deliver possession of the Property to Buyer free and clear of all leases, tenancies or occupancies by any person or entity other than the tenants under the Leases.

Section 8.2.          From and after the Effective Date, (i) Seller shall not grant or permit the creation of any license, easement, contract of sale or other encumbrance that would survive the Closing Date without obtaining Buyer’s prior written consent, which consent may be withheld or condition in Buyer’s sole discretion; (ii) Seller shall not enter into any new leases, amend any of the Leases, or default any tenant under a Lease without obtaining Buyer’s prior written consent, which consent may be withheld or condition in Buyer’s sole discretion, (iii) Seller shall, subject to tenants’ rights under the Leases, continue to operate the Property in substantially the same manner as it did prior to the Effective Date and continue to maintain the Property in its current condition and repair, reasonable wear and tear and damage by fire or other casualty excepted, and (iv) Seller agrees to promptly deliver to Buyer a copy of (a) any notice of default or need for repair by Seller, as landlord, and any notice of intention to assign or sublease, received by Seller from any tenant under the Leases, and (b) any notice of need for repair or violation of laws received by Seller from any regulatory authority.

Section 8.3.           Seller agrees to terminate all Contracts on or prior to Closing and agrees that Buyer shall have no obligation to take assignment of any Contract.

ARTICLE IX

Risk of Loss; Condemnation; Environmental Release

Section 9.1.

(a)           In the event of any damage to or destruction of any building or other improvement constituting a part of the Real Property due to fire or any other casualty, Seller shall promptly give notice thereof to Buyer describing such damage or destruction.

(b)           (i)          If any building or other improvement is damaged or destroyed on or before the Closing Date, then the provisions of this Section 9.1(b) shall apply.

(ii)         If the estimated cost to repair and/or restore such damage or destruction is more than $500,000.00 or such destruction is an uninsured casualty, then Buyer shall have the right, upon notice to Seller, given within ten (10) days after receipt of Seller’s notice and estimate described in Section 9.1(a) (time being of the essence with respect to the giving of such notice), to either (A) terminate this Agreement or (B) close title on the Closing Date and pay the entire Purchase Price, except that Buyer shall be entitled to a credit against the Purchase Price for the amount of any insurance proceeds actually received by Seller plus any applicable deductible under the insurance policy on account of such damage; provided, however, if the insurance proceeds have not been paid to Seller as of the Closing Date, Seller shall then assign to Buyer all of its right, title and interest in and to the insurance proceeds, and Buyer shall pay the entire Purchase Price without deduction or credit, except for a credit of any applicable deductible under the insurance policy. If Buyer fails to exercise such termination right within said ten (10) day period, then Buyer shall be deemed to have elected to waive this termination right and shall close title on the Closing Date. If Buyer elects to terminate this Agreement, then this Agreement shall be deemed terminated as of the date on which Seller receives such notice, Seller shall return the entire Deposit, plus any interest accrued thereon, to Buyer, and neither party shall have any further obligations or liabilities under this Agreement except as expressly set forth in this Agreement; Buyer acknowledges and agrees that if Buyer terminates this Agreement pursuant to this Section 9.1, then Seller shall not be liable to Buyer for any costs, expenses or damages (or otherwise) incurred by Buyer in connection with this Agreement.

(iii)        If the estimated cost to repair and/or restore such damage or destruction is equal to or less than $500,000.00, then this Agreement shall remain in full force and effect, Buyer shall close title on the Closing Date, and Buyer shall pay the entire Purchase Price, except that Buyer shall be entitled to a credit against the Purchase Price for the amount of any insurance proceeds actually received by Seller and any applicable deductible under the insurance policy on account of such damage; provided, however, if the insurance proceeds have not been paid to Seller on the Closing Date, Seller shall then assign to Buyer all of its right, title and interest in and to the insurance proceeds, and Buyer shall pay the entire Purchase Price without deduction or credit other than a credit for any applicable deductible under the insurance policy.

(iv)        In the event of damage or destruction due to fire or other casualty as to which Buyer either does not have the right to terminate this Agreement or elects not to terminate this Agreement, Seller agrees to work cooperatively with Buyer prior to Closing on a “open book” basis to prepare and file any insurance claims relating to such damage or destruction and to make preparations to commence repair or restoration of the damage or destruction. Seller will, at the request of Buyer, enter into a contract with one or more contractors reasonably acceptable to Seller and Buyer for the repair of such damage and shall commence such work prior to the Closing Date provided that the cost of such work is either funded out of insurance proceeds or is funded by Buyer. The credit due to Buyer pursuant to clause (ii) or (iii) above shall be reduced by the amount of any insurance proceeds expended by Seller to pay for the cost of such work.

Section 9.2.           If, prior to the Closing Date, any portion of the Real Property is taken or threatened to be taken in condemnation or eminent domain proceedings, and if such taking would materially affect, (i) any building or parking area on the Real Property, (ii) access to the Real Property from any public street, or (iii) any Lease, then Seller shall give Buyer notice of such taking or threatened taking, and Buyer shall have the right to terminate this Agreement. To exercise such right, Buyer shall notify Seller of its decision within ten (10) days after actual notice by Buyer (through notice by Seller) of such taking or threat to take, time being of the essence with respect to the giving of such notice. If Buyer fails to exercise such termination right within said ten (10) day period, then Buyer shall be deemed to have elected to waive this termination right and shall close title without an abatement or reduction of the Purchase Price; provided, however, Buyer shall be entitled at the Closing to the transfer or assignment of all compensation paid or rights to compensation payable on account of such taking. If Buyer elects to terminate this Agreement, then this Agreement shall be deemed terminated as of the date on which Seller receives such notice, the Escrow Agent shall return the entire Deposit to Buyer, and neither party shall have any further obligations or liabilities under this Agreement except as expressly set forth in this Agreement; Buyer acknowledges and agrees that if Buyer terminates this Agreement pursuant to this Section 9.2, then Seller shall not be liable to Buyer for any costs, expenses or damages (or otherwise) incurred by Buyer in connection with this Agreement.

ARTICLE X

Default

Section 10.1.         If Buyer fails to purchase the Property when it is obligated to do so under the terms of this Agreement, and Seller is not in default under this Agreement, then Seller shall have the right, as its sole and exclusive remedy at law or in equity, to terminate this Agreement and retain the Deposit, together with the interest accrued thereon, as liquidated damages, and the parties shall be relieved of any further liability or obligation hereunder, except with respect to those obligations that are expressly stated herein to survive the termination of this Agreement.

Section 10.2.        If Seller shall default in performing its obligations hereunder prior to or at the Closing Date, and Buyer is not in default under this Agreement, then Buyer’s sole remedy at law or in equity shall be to either (i) terminate this Agreement and have the entire Deposit, together with the interest accrued thereon, returned to it and Seller shall promptly reimburse Buyer for its actual, out-of-pocket costs and expenses in connection with this transaction in an amount not to exceed $100,000.00 in which event the parties shall be relieved of any further liability or obligation hereunder, except with respect to those obligations that are expressly stated herein to survive the termination of this Agreement, or (ii) seek specific performance of this Agreement.

Section 10.3.         The limitations on the parties’ remedies set forth in paragraphs 10.1 and 10.2 above will not be deemed to prohibit or impair either party from seeking enforcement of and damages under indemnification agreements of either party under this Agreement or, subject to the terms conditions and limitations of this Agreement, seeking actual damages incurred by such party for a breach of a representation or a warranty of the other party or any action taken in bad faith or fraud. Notwithstanding the foregoing, in no event will either party be entitled to recover from the other any punitive, consequential or speculative damages.

ARTICLE XI

Brokerage Commissions

Each party represents to the other that it has not dealt with any broker, finder or other intermediary in connection with this sale other than Bob Gagnon (the “Consultant”), and Tonino Mavuli and David Lindland of Roxbury-Greenwich Dev LLC (“Finders”). Seller represents that it shall be responsible to pay Consultant Five Hundred Thousand Dollars ($500,000.00) if and when the transaction closes pursuant to a separate agreement between Consultant and Seller. Buyer represents that it shall be responsible for the commission payable to Finders pursuant to a separate written agreement between Finders and Buyer. Each party agrees to protect, indemnify and hold harmless the other from and against any and all liabilities, claims, demands, costs, expenses (including reasonable attorneys’ fees and disbursements) and judgments relating to any fee, commission or other compensation asserted by any broker, Consultant, finder or other intermediary in contradiction of the foregoing representation. The provisions of this Article XI shall survive the closing.

ARTICLE XII

Miscellaneous

Section 12.1.        Except as expressly provided in Section 12.1, each notice or other communication required or permitted hereby shall be in writing and shall be (a) personally delivered, (b) sent by a reputable overnight delivery service, (c) sent by United States certified mail, return receipt requested, postage prepaid, addressed as set forth in Section 12.1(i) – (ii) below, or (d) sent by facsimile or e-mail with an original copy transmitted to the recipient by means described in this Section 12.1(i)-(ii) no later than two (2) business days after transmittal via facsimile or e-mail.

(i)            If to Seller: to the address listed in the introduction to this Agreement with a copy to:

Waterstone Properties Group, Inc.

322 Reservoir Street

Needham, MA 02494

Peter G. Brassard, General Counsel

And

Hinckley, Allen & Snyder LLP

650 Elm St., Suite 500

Manchester, NH 03101

Attn: John H Sokul

Jsokul@hinckleyallen.com

If to Buyer:

First Capital Real Estate Operating Partnership, L.P.

410 Park Avenue

14th Floor

New York, NY 10022

Attn: Suneet Singal

s@firstcapitalre.com

with a copy to:

Downey Brand

____

Sacramento, California

Attn: Anthony Arostegui

aarostegui@downeybrand.com

with further copy to:

Brinen & Associates, LLC

90 Broad Street, Second Floor

New York, New York 10004

Attn:        Joshua D. Brinen

E-mail:     service@brinenlaw.com

Any notice or other communication given pursuant to the provisions of this Section 12.1 shall be deemed effective upon receipt by the addressee or upon the date receipt is refused. Either party may, by notice given as aforesaid, designate other addresses to which or addressees to whom notices shall be given.

Notwithstanding anything to the contrary contained in this Agreement, any notice given by or delivered to a party’s attorney shall be deemed given by or delivered to the other party for the purposes of this Agreement.

Section 12.2.         The submission of this Agreement or a summary of some or all of its provisions does not constitute an offer to sell or to buy the Property, it being understood and agreed that neither Seller nor Buyer shall be legally obligated with respect to a sale or purchase of the Property unless and until this Agreement has been executed by both Seller and Buyer and a fully executed original has been delivered to both pursuant to the provisions of Section 12.1.

Section 12.3.         The delivery of the Closing Documents by Seller, and the acceptance thereof by Buyer, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except Seller’s representations and warranties and those obligations of Seller which are expressly stated in this Agreement to survive the closing.

Section 12.4.        The parties each agree to do such other and further acts, and to execute and deliver such instruments and documents, as either party may reasonably request from time to time, whether before or after the Closing, without additional consideration, in furtherance of the purposes of this Agreement. The provisions of this Section 12.4 shall survive the Closing.

Section 12.5.         This Agreement embodies and constitutes the entire understanding between the parties with regard to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by an instrument in writing signed by the party against whom the enforcement of such waiver, modification, amendment or termination is sought.

Section 12.6.         If any provision of this Agreement is determined to be invalid or unenforceable, it shall not affect the validity and enforcement of the remaining provisions hereof.

Section 12.7.        Any time period provided for in this Agreement that ends on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. (EST) on the next business day. In determining the expiration date of any time period measured from the Effective Date, the Effective Date shall not be included in that time period.

Section 12.8.        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile or email counterparts of the signature pages.

Section 12.9.         Buyer shall have the right to assign its rights and delegate its duties under this Agreement to any entity which is wholly owned by, controlled by or under common ownership with Buyer or any principal of Buyer, provided that Buyer shall give Seller not less than two (2) business days prior written notice before the Closing Date and shall deliver to Seller an assignment and assumption agreement that is in form and substance reasonably satisfactory to Seller. Nothing herein shall release the Buyer from liability under this Agreement. Except as set forth in the foregoing, Buyer may not assign, transfer or convey its rights or obligations under this Agreement at any time without the prior written consent of Seller, which consent shall be at Seller’s sole discretion.

Section 12.10.       This Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer, and their respective heirs, personal representatives, successors and permitted assigns.

Section 12.11.       Time shall be of the essence with respect to each and every obligation under this Agreement.

Section 12.12.       This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, provided that the laws and local customs of the location of the Land shall govern the closing procedures with respect to such Land.

Section 12.13.       No shareholders, partners or members of Seller and Buyer, nor any of their or their respective managers, officers, directors, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Seller and Buyer hereby each waives for itself and anyone who may claim by, through or under Seller or Buyer, respectively, any and all rights to sue or recover on account of any such alleged personal liability.

Section 12.14.       Whenever the Buyer proposes to register any of its equity securities under the Securities Act other than pursuant to (i) the Buyer initial Public Offering (if the applicable underwriters request that only securities owned by the Company be included in such offering), (ii) in connection with a registration, the primary purpose of which is to register debt securities, (i.e., in connection with a so-called “equity kicker”) or (iii) pursuant to a registration statement on Form S-1, S-3, S-4 or S-8 or any similar or successor form and the registration form to be used may be used for the registration of Registerable Securities (a “Piggyback Registration”), the Buyer will give prompt written notice to all holders of OP Units of its intention to effect such a registration and will include in such registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all common shares with respect to which the Buyer has received written requests for inclusion therein within twenty (20) days after the receipt of the Buyer notice.

List of Exhibits and Schedules

Exhibit A	Legal Description - Elgin Property
Exhibit A-1	Legal Description - University Park Property
Exhibit A-2	Legal Description – CT Property
Exhibit B	Escrow Instruction
Exhibit C	Seller’s Documents
Exhibit D	List of Leases
Exhibit E	[Intentionally Omitted]
Exhibit F	Assignment and Assumption Leases
Exhibit G	Bill of Sale and General Assignment
Schedule 1.1(IV)	List of Contracts
Schedule 6.1(IV)	List of Security Deposits
Schedule 6.1(VI)	List of Violations
Schedule 6.1(X)	List of Outstanding Leasing Commissions, All Tenant Improvements Allowances, and all Unexpired Rent Credits and Free Rent and Any Other Tenant Inducements Costs
Schedule 6.2(IV)	List of Buyer Litigation

[END OF DOCUMENT; SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:

1300 West Bartlett Road Fee, LLC

By:	/s/ Anton Melchionda
Name: Anton Melchionda
Title: Manager

2645 Federal Signal Drive Fee, LLC

By:	/s/ Anton Melchionda
Name: Anton Melchionda
Title: Manager

434 Tolland Turnpike, LLC

By:	/s/ Anton Melchionda
Name: Anton Melchionda
Title: Manager

BUYER: First Capital Real Estate Operating Partnership, L.P., a Delaware limited partnership

By:	/s/ Suneet Singal
Name: Suneet Singal
Title: Chairman and Chief Executive Officer

Signed on:	4/9/2018

The undersigned is executing this Agreement for the sole purpose of agreeing to act as the escrow agent in accordance with the terms and conditions of this Agreement and Exhibit B attached hereto.

HINCKLEY ALLEN & SNDYER LLP:

BY:	/s/ John. L. Arnold	Dated:	4/9/18
Name: John L. Arnold

EXHIBIT A

LEGAL DESCRIPTION

ELGIN PROPERTY

LOT I IN ELGIN-VICTOR INDUSTRIAL PARK UNIT 1, BEING A SUBDIVISION OF PART OF THE NORTHEAST QUARTER OF SECTION 31 AND PART OF THE NORTHWEST QUARTER OF SECTION 32, TOWNSHIP 41 NORTH, RANGE 9 EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED DECEMBER 9, 1966 AS DOCUMENT 20019150, IN COOK COUNTY, ILLINOIS.

EXHIBIT A-1

LEGAL DESCRIPTION

UNIVERSITY PARK PROPERTY

LOT 1 IN ELGIN-VICTOR INDUSTRIAL PARK UNIT 1, BEING A SUBDIVISION OF PART OF THE NORTHEAST QUARTER OF SECTION 31 AND PART OF THE NORTHWEST QUARTER OF SECTION 32, TOWNSHIP 41 NORTH RANGE 9 EAST OF THE THIRD PRINCIPAL MEDIAN, ACCORDING TO THE PLAT THEREOF RECORDED DECEMBER 9, 1966 AS DOCUMENT 20019150, IN COOK COUNTY, ILLINOIS

LEGAL DESCRIPTION OF FEDERAL SIGNAL LAND

PARCEL 1:

THE SOUTHWEST ¼ OF THE NORTHEAST ¼ OF SECTION 8 (EXCEPT THAT PART CONVEYED TO THE STATE OF ILLINOIS FOR INTERSTATE 57), IN TOWNSHIP 34 NORTH, RANGE 13 EAST OF THE THIRD PRINCIPAL MERIDIAN, ALL IN WILL COUNTY, ILLINOIS.

AND

PARCEL 2:

ALL THAT PART OF THE EAST ½ OF THE NORTHWEST ¼ OF SECTION 8, TOWNSHIP 34 NORTH, RANGE 13 EAST OF THE THIRD PRINCIPAL MERIDIAN, LYING EASTERLY OF THE EASTERLY RIGHT OF WAY OF INTERSTATE HIGHWAY 57, IN WILL COUNTY, ILLINOIS.

EXHIBIT A-2

LEGAL DESCRIPTION

CT PROPERTY

All that certain piece or parcel of land, with all improvements thereon, situated in the Town of Manchester, County of Hartford and State of Connecticut, shown on a map entitled “Revised Lot Line Modification Bob’s Discount Furniture 428 & 444 Tolland Turnpike Manchester, Connecticut Prepared for: Anton Melchionda Waterstone Retail 322 Reservoir Street 2nd Floor Needham, MA 02494 Project No. 3655 Date 4/12/16 Design By: Drawn By: RMM Checked By: LRG Revisions 1 5/24/2016 Engineering Comments May 16, 2016 RMM 2 6/21/2016 Engineering Comments May 25, 2016 RMM 3 7/15/2016 Adjust Proposed Lot Line RMM 4 9/30/2016 Correct Bearing Sheet V-LM1 1 of 1”, made by Design Professionals, which map is on file in the office of the Manchester Town Clerk, and being more particularly bounded and described as follows:

Beginning at a point in the easterly street line of Tolland Turnpike, being the northerly property corner of land now or formerly of Public Storage Properties XV Inc.;

Thence N 30 degrees 17 minutes 09 seconds E along the easterly street line of Tolland Turnpike a distance of 50.04 feet to a point, being the westerly property corner of land now or formerly of 428 Tolland Associates, LLC;

Thence S 57 degrees 19 minutes 54 seconds E along the southwesterly property line of land now or formerly of 428 Tolland Associates, LLC a distance of 335.32 feet to a point;

Thence S 00 degrees 08 minutes 59 seconds E along the westerly property line of land now or formerly of 428 Tolland Associates, LLC a distance of 53.55 feet to a point, being the westerly property corner of land now or formerly of 428 Tolland Associates, LLC;

Thence S 57 degrees 19 minutes 54 seconds E along the southerly property line of land now or formerly of 428 Tolland Associates, LLC a distance of 7.14 feet to a point;

Thence S 00 degrees 08 minutes 59 seconds E along the westerly property line of land now or formerly of 428 Tolland Associates, LLC a distance of 186.96 feet to a point;

Thence N 81 degrees 09 minutes 24 seconds E along the southerly property line of land now or formerly of 428 Tolland Associates, LLC a distance of 85.68 feet to a point;

Thence N 90 degrees 00 minutes 00 seconds E along the southerly property line of land now or formerly of 428 Tolland Associates, LLC a distance of 346.46 feet to a point;

Thence S 00 degrees 00 minutes 00 seconds E along the westerly property line of land now or formerly of 428 Tolland Associates, LLC a distance of 45.00 feet to a point;

Thence N 90 degrees 00 minutes 00 seconds E along the southerly property line of land now or formerly of 428 Tolland Associates, LLC a distance of 27.78 feet to a point in the westerly line of land now or formerly of the Town of Manchester;

Thence S 00 degrees 01 minutes 37 seconds E along the westerly line of land now or formerly of the Town of Manchester a distance of 356.96 feet to a point;

Thence S 81 degrees 09 minutes 23 seconds W along the northerly line of land now or formerly of the Town of Manchester a distance of 843.07 feet to a point;

Thence N 05 degrees 24 minutes 37 seconds W along the easterly property line of land now or formerly of the Town of Manchester a distance of 455.56 feet to a point in the southerly property line of land now or formerly of Public Storage Properties XV Inc.;

Thence N 81 degrees 09 minutes 24 seconds E along the southerly property line of land now or formerly of Public Storage Properties XV Inc. a distance of 416.89 feet to a point;

Thence N 00 degrees 08 minutes 59 seconds W along the easterly property line of land now or formerly of Public Storage Properties XV Inc. a distance of 185.00 feet to a point; and

Thence N 57 degrees 19 minutes 54 seconds W along the northeasterly property line of land now or formerly of Public Storage Properties XV Inc. a distance of 366.67 feet to the point of beginning.

TOGETHER WITH RIGHTS AS SET FORTH IN THE FOLLOWING INSTRUMENTS:

a.            Warranty Deed, Reservation of Easement, Grant of Easement and Release of Easement by and between 428 Tolland Turnpike Associates LLC and Robert T. Kaufman and Anja E. Rosenberg recorded September 20, 2016 in Volume 4377, Page 61 of the Manchester Land Records;

b.            Warranty Deed, Grant of Easement and Release of Easement by and between Robert T. Kaufman and Anja E. Rosenberg and 428 Tolland Turnpike Associates, LLC dated September 14, 2016 and recorded September 20, 2016 in Volume 4377, Page 88 of the Manchester Land Records;

c.             Perpetual Sign Easement by and between 428 Tolland Turnpike Associates, LLC and 434 Tolland Turnpike, LLC recorded September 20, 2016 in Volume 4377, Page 112 of the Manchester Land Records;

d.            Easement Agreement from Town of Manchester to 434 Tolland Turnpike, LLC dated September 15, 2016 and recorded September 20, 2016 in Volume 4377, Page 129 of the Manchester Land Records;

e.             Sewer Easement Agreement from Town of Manchester to 434 Tolland Turnpike, LLC dated September 15, 2016 and recorded September 20, 2016 in Volume 4377, Page 145 of the Manchester Land Records; and

f.             Water Line Easement Agreement from Town of Manchester to 434 Tolland Turnpike, LLC dated September 15, 2016 and recorded September 20, 2016 in Volume 4377, Page 159 of the Manchester Land Records.

EXHIBIT B

ESCROW INSTRUCTIONS

1.           (a)           Seller and Buyer hereby appoint the Escrow Agent as the entity responsible for holding, disbursing the Deposit in accordance with the provisions of this Exhibit B and the agreement to which it is attached (collectively, this “Agreement”). The Escrow Agent hereby accepts such appointment.

(b)          Seller and Buyer understand and agree that the Deposit to be held by Escrow Agent will be in the form of certificated OP Units as defined in the Agreement.

2.            Upon disbursement of the Deposit in accordance with this Agreement, all rights and obligations of the Escrow Agent shall be deemed to have been satisfied and the Buyer and Seller shall have no recourse against the Escrow Agent.

3.            Delivery or return of any Deposit, as well as any other payment, shall be done in the same manner as any notice given under this Agreement.

4.            The Escrow Agent is instructed to disburse the Deposit to (1) the party entitled to receive the Deposit pursuant to the Agreement, (2) as directed pursuant to joint written instructions signed by Buyer and Seller, or (3) in circumstances not covered by clauses 1 and 2 above, to either party in the event Escrow Agent receives a sworn affidavit from such party dated as of a day which is not less than five (5) business days after the date on which such party’s notice of demand for the Deposit was served upon the other party; said affidavit shall state such party is entitled to the Deposit pursuant to the terms of this Agreement, that such party has given written notice to the other party, in accordance with the provisions of Section 12.1 of this Agreement, of such demand for disbursement of the Deposit, as evidenced by a photocopy of the receipt thereof, and that such party has not received a written objection thereto from the other party.

5.             The duties of the Escrow Agent shall be determined solely by the express provisions of this Agreement, including, without limitation, this Exhibit B, and are purely ministerial in nature. If there is any dispute between the parties hereto as to whether or not the Escrow Agent is obligated to disburse or release the Deposit, the Escrow Agent shall not be obligated to make such disbursement or delivery, but in such event shall hold the Deposit until receipt by the Escrow Agent of an authorization in writing signed by all persons having an interest in said dispute, directing the disposition of the Deposit, or in the absence of such authorization, the Escrow Agent shall hold the Deposit until a final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination are not begun and diligently continued, the Escrow Agent may, but is not required to, retain counsel and bring an appropriate action or proceeding for leave to deposit the Deposit pending such determination. The Escrow Agent shall be reimbursed for all reasonable costs and expenses incurred by it in connection with such action or proceeding, including reasonable attorney’s fees and disbursements, by the parties hereto. Upon delivery of the Deposit as provided herein, the Escrow Agent shall have no further liability hereunder. If threatened with litigation, the Escrow Agent is hereby authorized by the undersigned to interplead all interested parties in any court of competent jurisdiction and to deposit the Deposit with the clerk of the court, and thereupon the Escrow Agent shall be fully relieved and discharged of any further responsibility under this Agreement.

6.            The Escrow Agent shall not be liable for any mistake of fact or error of judgment or any acts or omissions of any kind taken in good faith unless caused by its willful misconduct or negligence. The parties hereto each release the Escrow Agent from liability for any act done or omitted to be done by the Escrow Agent in good faith in the performance of its obligations and duties hereunder. The Escrow Agent shall be entitled to rely on any instrument or signature believed by it to be genuine and may assume that any person purporting to give any writing, notice, or instruction in connection with this Agreement is duly authorized to do so by the party on whose behalf such writing, notice or instruction is given.

7.            The undersigned hereby jointly and severally indemnify the Escrow Agent from, and hold it harmless against, any loss, liability or expense arising out of or in connection with the acceptance of or the performance of its duties under this Agreement, as well as the costs and expenses, including reasonable attorneys’ fees and disbursements, of defending itself against any claim or liability arising under this Agreement, other than any loss, liability or expense arising out of or in connection with the Escrow Agent’s willful misconduct or negligence.

8.            The Escrow Agent shall not be entitled to any fee for acting as the escrow agent.

9.            The Escrow Agent shall not be responsible for any penalties, or loss of principal or interest, or any delays in the withdrawal of the Deposit which may be imposed by the depository holding the Deposit as a result of the making or redeeming of the investment pursuant to instructions from Seller and Buyer, nor shall it be liable for any loss or impairment of Deposit while the Deposit is in the course of collections or while the Deposit is on deposit in a financial institution if such loss or impairment results from the failure, insolvency or suspension of the financial institution.

EXHIBIT C

SELLER’S DOCUMENTS

Waterstone Seller’s Docs – First Capital

☐	IL Warehouses:
○	Debt
☐	Loan Agreement
☐	Mezzanine Loan Agreement
☐	Disposition Loan Abstract
○	Federal Signal Building
☐	Survey
☐	Lease
☐	1st Amendment
☐	Rent Roll
○	Elgin Sweeper Building
☐	Survey
☐	Lease
☐	Rent Roll
☐	Manchester, CT
○	Property and Topographic Survey
○	Architectural Letter of Substantial Completion
○	Executed Lease
○	First Amendment
○	Commencement Date Agreement
○	Notice of Substantial Completion
○	Construction Loan Note
○	Mortgage Deed and Security Agreement
○	Bob’s Office Disposition Debt Abstract

EXHIBIT D

LIST OF LEASES

Elgin Property:

Lese dated July 2, 2008 with Elgin Sweeper Company for 1300 West Bartlett Road, Elgin, IL

Landlord’s Agreement dated May 2011

University Park Property:

Lease dated July 2, 2008 with Federal Signal Corporation for 2645 Federal Signal Drive, University Park, IL

Landlord’s Agreement dated May 2011

First Amendment to Lease dated September 16, 2013

CT Property:

Lease dated August 30, 2016 with Bob’s Discount Furniture, LLC for 434 Tolland Turnpike, Manchester, CT

First Amendment to Lease dated November 28, 2016

EXHIBIT E

[INTENTIONALLY OMITTED]

EXHIBIT F

ASSIGNMENT AND ASSUMPTION OF LEASES

This Assignment and Assumption of Leases (this “Assignment”) is made as of the ___ day of ___________, 2018 by and between ____________________________, a ______________________, having an office c/o _______________________________ (“Seller”), and ___________________, a _______________________ limited liability company, having an office at _________________________________________ (“Buyer”).

R E C I T A L S

A.           This Assignment is executed and delivered pursuant to that certain Purchase and Sale Agreement (as the same may have been amended, the “Purchase and Sale Agreement”) dated as of ____________________, 2018, by and between Seller and Buyer, in which Seller agreed to sell, and Buyer agreed to purchase, among other things the real property described therein as the Real Property.

B.            All capitalized terms that are used but not defined herein shall have the same meanings ascribed to such terms in the Purchase and Sale Agreement.

NOW THEREFORE, in consideration of the covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

1.            Assignment and Assumption. Seller hereby assigns, conveys, transfers and sets over to Buyer all of Seller’s right, title and interest, as landlord, in and to the Leases. Buyer hereby accepts the foregoing assignment and hereby assumes all of Seller’s obligations under the Leases accruing from and after the date of this Assignment.

2.            Indemnification. Buyer shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Seller by reason of the failure of Buyer to fulfill, perform, discharge, and observe the obligations assumed by it under this instrument with respect to the Leases first arising or accruing from and after the Closing Date. Seller shall defend, indemnify and hold harmless Buyer from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Buyer by reason of the failure of Seller to fulfill, perform, discharge, and observe its obligations with respect to the Leases first arising or accruing prior to the Closing Date. Each of the foregoing indemnification agreements shall survive the Closing.

3.            Counterparts; Facsimile. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Assignment. To facilitate execution of this Assignment, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

4.            Governing Law; Binding Effect. This Assignment shall be governed by and interpreted in accordance with the laws of the State of New Hampshire and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5.            Attorneys’ Fees. If any action or proceeding is commenced by either party to enforce its rights under this Assignment, the prevailing party in such action or proceeding shall be awarded all reasonable costs and expenses incurred in such action or proceeding, including reasonable attorneys’ fees and costs, in addition to any other relief awarded by the court.

6.            Miscellaneous. This Assignment constitutes the entire understanding between the parties with respect to the scope of the assignment and assumption arrangement described herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written are merged into this Assignment. Neither this Assignment nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by both parties.

IN WITNESS WHEREOF, this Assignment has been duly executed and delivered as of the day and year set forth above.

SELLER:
,

BY:
Name:
Title:

BUYER:

BY:
Name:
Title:

EXHIBIT G

BILL OF SALE AND GENERAL ASSIGNMENT

THIS BILL OF SALE AND GENERAL ASSIGNMENT (this “Bill of Sale”) is made as of the ___ day of _____________, 2018 by and between ______________________, a ________________________, having an office c/o ____________________________________ (“Seller”), and ________________________, a ___________________ limited liability company, having an office at _______________________________________________(“Buyer”)..

R E C I T A L S

A.            This Bill of Sale is executed and delivered pursuant to that certain Purchase and Sale Agreement (as the same may have been amended, the “Purchase and Sale Agreement”) dated as of ___________________, 2018, by and between Seller and Buyer, in which Seller agreed to sell, and Buyer agreed to purchase, among other things, the real property described therein as the Real Property.

B.            Whereas, pursuant to the Purchase and Sale Agreement, Seller is obligated to transfer to Buyer the Permits, and Plans. All capitalized terms that are used but not defined herein shall have the same meanings ascribed to such terms in the Purchase and Sale Agreement.

NOW THEREFORE, in consideration of the covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

1.             Conveyance. For good and valuable consideration Seller hereby irrevocably conveys, transfers, assigns and delivers to Buyer and Buyer hereby accepts, without warranty by, and without recourse in any event to, Seller:

(a)           Permits. All of Seller’s right, title and interest in and to the Permits;

(b)           Plans. All of Seller’s right, title and interest in and to the Plans; and

(c)           Warranties and Guaranties. All of Seller’s right, title and interest in and to the Warranties and Guaranties.

2.             Further Action. Seller hereby covenants that Seller will, at any time and from time to time, upon written request therefor, execute and deliver to Buyer such documents as Buyer may reasonably request in order to fully assign and transfer to and vest in Buyer all of the property conveyed pursuant to this Bill of Sale and rights of Seller intended to be transferred and assigned hereby.

3.             Attorneys’ Fees. If any action or proceeding is commenced by either party to enforce its rights under this Bill of Sale, the prevailing party in such action or proceeding shall be awarded all reasonable costs and expenses incurred in such action or proceeding, including reasonable attorneys’ fees and costs, in addition to any other relief awarded by the court.

4.             Counterparts; Facsimile. This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Bill of Sale, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

5.            Governing Law; Binding Effect. This Bill of Sale shall be governed by and interpreted in accordance with the laws of the _______________________ and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered as of the day and year set forth above.

SELLER:
,

BY:
Name:
Title:

BUYER:
,

BY:
Name:
Title:

Schedule 1.1(iv)

LIST OF Contracts

NONE

Schedule 6.1(iv)

LIST OF SECURITY DEPOSITS

1.	Wells Fargo Irrevocable Standby Letter of Credit Number IS0010742
2.	Wells Fargo Irrevocable Standby Letter of Credit Number IS0010743

Schedule 6.1(vI)

LIST OF VIOLATIONS

None

Schedule 6.1(X)

LIST OF outstanding leasing commissions, all tenant improvements allowances, and all unexpired rent credits and free rent and any other tenant inducements costs

NOTE:	There is a $470,902.97 liability due to tenant for a real estate tax deposit paid at closing.

SCHEDULE 6.2 (IV)

LIST OF BUYER LITIGATION